Exhibit (g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

BETWEEN

CRESCENT PRIVATE CREDIT INCOME CORP.

AND

CRESCENT CAP NT ADVISORS, LLC

This Investment Advisory and Management Agreement (this “Agreement”), dated as of May 3, 2023, is made by and between CRESCENT PRIVATE CREDIT INCOME CORP., a Maryland corporation (the “Company”), and CRESCENT CAP NT ADVISORS, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company;

WHEREAS, the Company has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

WHEREAS, the Company desires to retain the Advisor to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Advisor wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Duties of the Advisor.

(a) The Company hereby appoints the Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are determined by the Board of Directors from time to time and disclosed to the Advisor, which objectives, policies and restrictions, as of the Effective Date, shall be those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), (ii) the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law and (iii) the Company’s articles of incorporation, as it may be amended from time to time (the “Charter”) and bylaws, as the same may be amended from time to time. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds and the disposition of such investments; and (vi) upon request by an official or agency administering the securities laws of a state (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to the Company’s stockholders pursuant to this Agreement, any registration statement filed with the SEC and applicable federal and state law.

(b) The Advisor has a fiduciary responsibility and duty to the Company for the safekeeping and use of all the funds and assets of the Company, whether or not in the Advisor’s immediate possession or control. The Advisor shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Company. The Advisor shall not contract away any fiduciary obligation owed by the Advisor to the Company’s stockholders under common law.

(c) To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Advisor, and the Advisor hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. If the Company determines to incur debt financing or to refinance existing debt financing, the Advisor shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary or advisable for the Advisor to make investments on behalf of the Company, or establish financing or similar arrangements, through a subsidiary or special purpose vehicle, the Advisor shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments or establish such arrangements through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.

(d) The Advisor hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(e) Subject to the requirements of the Investment Company Act, and any applicable guidance, interpretation or relief of the SEC or its staff, the Advisor is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Advisor”) pursuant to which the Advisor may obtain the services of the Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder. Specifically, the Advisor may retain a Sub-Advisor to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Advisor, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Advisor and the Company. The Advisor, and not the Company, shall be responsible for any compensation payable to any Sub-Advisor. Any sub-advisory agreement entered into by the Advisor shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act, any applicable guidance, interpretation or relief of the SEC or its staff, and other applicable federal and state law. Nothing in this subsection (e) will obligate the Advisor to pay any expenses that are the expenses of the Company under Section 2 hereof.

(f) The Advisor, and any Sub-Advisor, shall for all purposes herein provided each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) The Advisor shall keep and preserve, in the manner and for the period required under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Advisor agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Advisor may retain a copy of such records.

2. Company’s Responsibilities and Expenses Payable by the Company.

(a) All investment professionals of the Advisor and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Advisor and not by the Company. In addition to the reimbursements set forth above, the Company will bear all costs and expenses that are incurred in its operations and transactions, including, without limitation, those relating to: (i) “organization and offering expenses” of the Company associated with this offering, as provided for in Conduct Rule 2310(a)(12) of the Financial Industrial Regulatory Authority; (ii) calculating the Company’s net asset value (including the cost and expenses of any independent valuation firms or pricing services); (iii) fees and expenses, including travel expenses, incurred by the Advisor or payable to third parties, including agents, consultants or other advisors, in performing due diligence on prospective portfolio companies, monitoring the Company’s investments (including the cost of consultants hired to develop technology systems designed to monitor the Company’s investments) and, if necessary, enforcing the Company’s rights; (iv) costs and expenses related to the formation and maintenance of entities or special purpose vehicles to hold assets for tax, financing or other purposes; (v) expenses related to consummated and unconsummated portfolio investments, including, without limitation any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated investments that may have been attributable to co-investors had such investments been consummated; (vi) debt servicing (including interest, fees and expenses related to the Company’s indebtedness) and other costs arising out of borrowings, leverage, guarantees or other financing arrangements, including, but not limited to, the arrangements thereof; (vii) offerings of the Company’s common stock (“Common Stock”) and the Company’s other securities; (viii) costs of effecting sales and repurchases of the Company’s Common Stock and other securities, if any; (ix) the Base Management Fee and any Incentive Fee (each as defined below); (x) dividends and other distributions on the Company’s Common Stock; (xi) administration fees and/or expenses payable to CCAP Administration LLC or any successor thereto (the “Administrator”) under the Administration Agreement dated as of May 3, 2023 or any successor agreement (the “Administration Agreement”); (xii) fees payable, if any, under any distribution manager, intermediary manager or selected intermediary agreements; (xiii) fees payable under the Company’s Distribution and Stockholder Servicing Plan adopted pursuant to Rule 12b-1 under the Investment Company Act (the “Distribution and Stockholder Servicing Plan”); (xiv) fees and expenses incurred in connection with the services of representatives, depositories, paying agents, transfer agents, escrow agents, dividend agents, trustees, rating agencies and custodians; (xv) the allocated costs incurred by the Administrator in providing managerial assistance to those portfolio companies that request it; (xvi) other expenses incurred by the Advisor, the Administrator, any Sub-Administrator (as defined in the Administration Agreement) or the Company in connection with administering its business, including payments made to third-party providers of goods or services and payments to the Administrator that will be based upon the Company’s allocable portion of overhead; (xvii) amounts payable to third parties, including representatives, depositories, paying agents, agents, consultants or other advisors, relating to, or associated with, evaluating, making and disposing of investments (excluding payments to third-party vendors for financial information services and costs associated with meeting potential sponsors); (xviii) fees and expenses associated with marketing efforts associated with the offer and sale of the Company’s securities (including attendance at investment conferences and similar events); (xix) brokerage fees and commissions; (xx) federal, state and local registration fees; including those contemplated by the AIFM Directive or any national private placement regime in any jurisdiction; (xxi) all costs of registration and qualifying the Company’s securities pursuant to the rules and regulations of the SEC or any other regulatory authority, including those contemplated by the AIFM Directive or any national private placement regime in any jurisdiction; (xxii) federal, state and local taxes; (xxiii) independent director fees and expenses; (xxiv) costs associated with the Company’s reporting and compliance obligations under the Investment Company Act, applicable U.S. federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2022, as amended (the “Sarbanes-Oxley Act”), and the AIFM Directive or any national private placement regime in any jurisdiction (including any reporting required in connection with Annex IV of the AIFM Directive); (xxv) costs of preparing and filing reports or other documents required by governmental bodies (including the SEC) and any agency administering the securities laws of a state, and the compensation of professionals responsible for the foregoing; (xxvi) costs associated with individual or group stockholders, including the costs of any reports, proxy statements or other notices to the Company’s stockholders, including printing costs and the costs of investor relations personnel responsible for the foregoing and related matters; (xxvii) costs of holding Board of Directors meetings and stockholder meetings, and the compensation of professionals responsible for the foregoing; (xxviii) the Company’s fidelity bond; (xxix) outside legal expenses; (xxx) accounting expenses (including costs and fees of the Company’s independent accounting firm and fees, disbursements and expenses related to the audit of the Company and the preparation of the Company’s tax information); (xxxi) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (xxxii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute, and indemnification and other non-recurring or extraordinary expenses; (xxxiii) direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, audit and legal costs; (xxxiv) dues, fees and charges of any trade association of which the Company is a member; (xxxv) costs of hedging, including the use of derivatives by the Company; (xxxvi) costs associated with investor relations efforts; (xxxvii) proxy voting expenses; (xxxviii) costs of information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software); (xxxix) fees, costs and expenses of winding up and liquidating the Company’s assets; (xl) costs of preparing financial statements and maintaining books and records; and (xli) all other expenses reasonably incurred by the Company, the Administrator or any Sub-Administrator in connection with administering the Company’s business, such as the allocable portion of overhead under the Administration Agreement, including rent (if office space is provided by the Administrator) and the Company’s allocable portion of the costs, expenses, compensation and benefits of the Company’s chief compliance officer, chief financial officer, general counsel, secretary and their respective staffs (but not including, for the avoidance of doubt, costs and expenses attributable to the Advisor’s investment professionals acting in such capacity to provide investment advisory and management services hereunder) operations staff who provide services to the Company, and any internal audit staff, to the extent internal audit performs a role in the Company’s internal control assessment required under the Sarbanes-Oxley Act; provided, however, that any payments made by the Company for activities primarily intended to result in the sale of Common Stock will be paid pursuant to the Distribution and Stockholder Servicing Plan.

(b) The Company shall reimburse the Advisor for all expenses of the Company incurred by the Advisor as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Advisor; provided, however, that the Advisor agrees to waive its right to reimbursement to the extent that it would cause any distributions to the Company’s stockholders to constitute a return of capital. The Advisor or its affiliates may be reimbursed for the administrative services performed by it or such affiliates on behalf of the Company pursuant to any separate administration or co-administration agreement with the Advisor, the Administrator or their affiliates; provided, however, no reimbursement shall be permitted for services for which the Advisor is entitled to compensation by way of a separate fee or other payment arrangement. From time to time, the Advisor, the Administrator or their affiliates may pay third-party providers of goods or services, and the Company will reimburse the Advisor, the Administrator or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Advisor or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Company’s stockholders.

3. Compensation of the Advisor. In addition to bearing the costs and expenses of its operations and transactions as described in Section 2 hereof, the Company agrees to pay, and the Advisor agrees to accept, as compensation for the investment advisory and management services provided by the Advisor hereunder, a fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Advisor or to the Advisor’s designee as the Advisor may otherwise direct. To the extent permitted by applicable law, the Advisor may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a) Base Management Fee. The Base Management Fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable month. For purposes of this Agreement, “net assets” means the Company’s total net assets determined on a consolidated basis in accordance with United States generally accepted accounting principles (“GAAP”). For the first calendar month in which the Company has operations, net assets will be measured as the beginning net assets as of the date on which the Company commences operations.

(b) Incentive Fee. The Incentive Fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of the Company’s income and a portion is based on a percentage of the Company’s capital gains, each as described below.

(i) Incentive Fee on Pre-Incentive Fee Net Investment Income. The portion of the Incentive Fee based on the Company’s income is based on “pre-incentive fee net investment income.” “Pre-incentive fee net investment income” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets in accordance with GAAP at the end of the immediately preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee and any distribution or stockholder servicing fees).

Pre-incentive fee net investment income returns include, in the case of investments with a deferred interest feature (such as market or original issue discount, debt investments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from pre-incentive fee net investment income returns.

Pre-incentive fee net investment income returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Company will pay the Advisor an Incentive Fee quarterly in arrears with respect to the Company’s pre-incentive fee net investment income in each calendar quarter as follows:

•

No Incentive Fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed the hurdle rate of 1.25% per quarter (5.0% annualized).

•

100% of the dollar amount of the Company’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). This portion of the pre-incentive fee net investment income (which exceeds the hurdle rate but is less than 1.43%) is referred to as the “catch-up”; and

•	12.5% of the dollar amount of the Company’s pre-incentive fee net investment income, if any, that exceeds a rate of return of 1.43% (5.72% annualized).

The fees that are payable under this Agreement for any partial period will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant quarter.

(ii) Incentive Fee Based on Capital Gains. The second component of the Incentive Fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears.

The amount payable equals:

•

12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees, as calculated in accordance with GAAP.

For purposes of computing the capital gains incentive fee:

1.

the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the capital gains incentive fee;

2.

the cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment;

3.

the cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Company’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment; and

4.

the aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable capital gains incentive fee calculation date and (b) the accreted or amortized cost basis of such investment.

Notwithstanding the foregoing, if the Company is required by GAAP to record an investment at its fair value as of the time of acquisition instead of at the actual amount paid for such investment (including, for example, as a result of the application of the acquisition method of accounting), then solely for the purposes of calculating the capital gains incentive fee, the “accreted or amortized cost basis” of an investment shall be an amount (the “Contractual Cost Basis”) equal to (1) (x) the actual amount paid by the Company for such investment plus (y) any amounts recorded in the Company’s financial statements as required by GAAP that are attributable to the accretion of such investment plus (z) any other adjustments made to the cost basis included in the Company’s financial statements, including payment-in-kind interest or additional amounts funded (net of repayments) minus (2) any amounts recorded in the Company’s financial statements as required by GAAP that are attributable to the amortization of such investment. For the avoidance of doubt, the Contractual Cost Basis as determined pursuant to the foregoing sentence may be higher or lower than the fair value of such investment (as determined in accordance with GAAP) at the time of acquisition. In connection with the foregoing, in the event investments are purchased in a single transaction or series of related transactions for an aggregate purchase price without the Company allocating such purchase price to specific investments, the Company may assign a Contractual Cost Basis to a specific investment equal to such investment’s Pro Rata Share of such aggregate purchase price paid. “Pro Rata Share” means the resulting percentage determined using the amount at which a specific investment acquired in a single transaction or series of related transactions is recorded in the Company’s financial statements at the time of acquisition according to GAAP divided by the total amount at which all investments acquired in the same transaction or series of related transactions are recorded in the Company’s financial statements at the time of acquisition according to GAAP.

(c) In the event that this Agreement is terminated, to calculate the Base Management Fee and Incentive Fee through the termination date, the Company will engage at its own expense a firm acceptable to the Company and the Advisor to determine the maximum reasonable fair value as of the termination date of the Company’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value).

Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof. If this Agreement shall terminate as of a date that is not a calendar year end, the termination shall be treated as though it were a calendar year end for purposes of calculating and paying a capital gains incentive fee.

4. Excess Brokerage Commissions.

(a) The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Advisor determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

(b) All Front End Fees (as defined in the Company’s Charter) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

5. Representations and Warranties.

(a) The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

(b) The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year by any reasonable means, including an electronic medium, the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within 60 days of the end of each fiscal quarter, a copy of the Company’s Quarterly Report on Form 10-Q filed by the Company under the Exchange Act and (ii) within 120 days after the end of the Company’s fiscal year, a copy of the Company’s Annual Report on Form 10-K that shall include the information set forth in “Section 10.6 Reports” of the Charter.

(c) From time to time and not less than quarterly, the Company shall cause the Adviser to review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board of Directors, distribute pro rata to the Company’s stockholders funds that the Board of Directors deems unnecessary to retain in the Company. The Board of Directors may from time to time authorize the Company to declare and pay to the Company’s stockholders such dividends or other distributions, in cash or other assets of the Company or in securities of the Company, including in shares of one class or series payable to the holders of the shares of another class or series, or from any other source as the Board of Directors in its discretion shall determine. Any such cash distributions to the Adviser shall be made only in conjunction with distributions to stockholders and only out of funds properly allocated to the Adviser’s account. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Charter and applicable state law, as amended from time to time.

(d) The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto; provided, however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Company securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable State Administrator, to be paid as a distribution to the stockholders of the Company as a return of capital without deduction of a sales load.

6. Proxy Voting. The Advisor shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Advisor’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Advisor’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Advisor regarding proxy voting activities undertaken on behalf of the Company.

7. Limitations on the Employment of the Advisor. The services of the Advisor to the Company are not, and shall not be, exclusive. The Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Advisor shall be the only investment adviser for the Company, subject to the Advisor’s right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Advisor and directors, officers, employees, partners, stockholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Advisor and by the Advisor’s Allocation Policy, the Advisor and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Advisor allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Advisor is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Advisor and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Advisor, such transaction or investment appears unsuitable or undesirable for the Company. Moreover, it is understood that when the Advisor determines that it would be appropriate for the Company and one or more Managed Accounts to participate in the same investment opportunity, the Advisor shall seek to execute orders for the Company and for such Managed Account(s) on a basis that the Advisor considers to be fair and equitable over time. In such situations, the Advisor may (but is not required to) place orders for the Company and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Advisor may cause the Company and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Company and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Advisor may allocate the investment opportunities among participating accounts in a manner that the Advisor considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Advisor deems relevant.

8. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a member, manager, partner, officer or employee of the Advisor or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such member, manager, partner, officer and/or employee of the Advisor or the Administrator shall be deemed to be acting in such capacity solely for the Company and not as a member, manager, partner, officer and/or employee of the Advisor or the Administrator or under the control or direction of the Advisor or the Administrator, even if paid by the Advisor or the Administrator.

9. Limitation of Liability of the Advisor; Indemnification.

(a) The Advisor and its members (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor or its affiliates, including without limitation the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Advisor and its members (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation the Administrator, each of whom shall be deemed a third-party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. An Indemnified Party may consult with counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel and accountants; provided that such counsel or accountants were selected with reasonable care and such protection is permitted by applicable law, including the Investment Company Act. Notwithstanding the foregoing provisions of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

(b) Notwithstanding Section 9(a) to the contrary, the Company shall not provide for indemnification of an Indemnified Party pursuant to this Agreement for any liability or loss suffered by an Indemnified Party in violation of “Section 12.3 Indemnification” and “Section 12.4 Advancement of Expenses” of the Charter.

10. Effectiveness; Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the Effective Date and remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors, or by the vote of stockholders holding a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of stockholders holding a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Advisor on 120 days’ written notice. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Except with the consent of the Advisor, upon termination of this Agreement, the Company shall immediately delete the term “Crescent” from its corporate name and not incorporate Crescent as part of any subsequent name. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 2 and Section 3 of this Agreement through the date of termination or expiration and Section 9 shall continue in full force and effect and apply to the Advisor and its representatives as and to the extent applicable.

(b) After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. The Adviser shall promptly upon termination:

(i) Deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(ii) Deliver to the Board of Directors all assets and documents of the Company then in custody of the Adviser; and

(iii) Cooperate with the Company to provide an orderly management transition.

(c) Without the approval of holders of a majority of the Common Stock entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the Charter, the Adviser shall not: (i) modify this Agreement except for amendments that do not adversely affect the rights of the stockholders; (ii) appoint a new Adviser (other than a Sub-Adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business or as otherwise permitted by law; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the stockholders of the Company.

(d) The Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Company. If the Company and the Adviser cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Adviser and the Company. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Company.

11. Conflicts of Interest and Prohibited Activities.

(a) The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(b) The Adviser agrees to the provisions set forth in “Section 9.5. Rebates, Kickbacks and Reciprocal Arrangements” of the Charter.

(c) The Adviser agrees to the provisions set forth in “Section 9.6. Commingling” of the Charter.

12. No Third-Party Beneficiaries. This Agreement is made for the benefit of and shall be enforceable by, each of the parties hereto and nothing in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party (except as herein otherwise specifically provided) to this Agreement.

13. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by email to the chief legal officer or chief compliance officer of the respective party.

14. Amendments. This Agreement may be amended or modified by mutual written consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

15. Entire Agreement; Governing Law. This Agreement and the Expense Support and Conditional Reimbursement Agreement between the parties hereto (the “Expense Support and Conditional Reimbursement Agreement”), dated as of May 3, 2023, contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter of this Agreement and the Expense Support and Conditional Reimbursement Agreement. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CRESCENT PRIVATE CREDIT INCOME CORP.

By:	/s/ Eric Hall
Name:	Eric Hall
Title	Chief Executive Officer

CRESCENT CAP NT ADVISORS, LLC

By:	/s/ George P. Hawley
Name:	George P. Hawley
Title	General Counsel

[Signature page for Investment Advisory and Management Agreement]